Exhibit 23.3

CONSENT OF MKM ENGINEERING

We hereby consent to (i) the use of the name MKM Engineering, (ii) references to MKM Engineering as an independent oil and gas engineering consulting firm, and (iii) the use of information from our Appraisal of Certain Oil and Gas Interests owned by NEH Midstream LLC and Solis Partners, LLC located in Chaves County, New Mexico and Howard County, Texas as of December 31, 2025 (the “Appraisal Report”) and which contains our opinion of the proved reserves and future net revenue of NEH Midstream LLC and Solis Partners, LLC as of December 31, 2025, in the Registration Statement on Form S-3 of New Era Energy & Digital, Inc. (as it may be amended, the “Registration Statement”).

We further consent to the inclusion of the Appraisal Report as an exhibit through incorporation by reference in the Registration Statement. We further consent to the reference to MKM Engineering under the heading “EXPERTS” in the Registration Statement and related prospectus.

MKM ENGINEERING
Texas Registered Engineering Firm F-009377

By:	/s/ Michele K. Mudrone
Name:	Michele K. Mudrone
Title:	Professional Engineer
Date:	May 8, 2026